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                                 [LETTERHEAD]



                                 October 31, 1996


The Board of Directors
Mountain Parks Financial Corp.
6565 East Evans Avenue, Suite 202
Denver, Colorado 80224

Ladies and Gentlemen:

     Reference is made to the information set forth under the heading "The Merger -- Certain Federal Income Tax Consequences" contained in the Joint Proxy Statement-Prospectus included in the Registration Statement of Community First Bankshares, Inc. ("CFB") on Form S-4 relating to 5,170,828 shares of CFB's Common Stock that may be issued in connection with the proposed merger (the "Merger") of Mountain Parks Financial Corp. ("MPF") with and into CFB. The discussion under that heading, to the extent it reflects the legal opinion of Sherman & Howard L.L.C. to be delivered at the closing of the Merger, and subject to the assumptions and conditions described therein, accurately summarizes the opinion we anticipate rendering at such closing. In addition, it is our opinion, assuming the Merger will qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (which is a matter to be included within our opinion to be delivered at closing), that the discussion under that heading, to the extent it represents matters of law or legal conclusions, accurately summarizes the material anticipated Federal income tax consequences of the Merger to the shareholders of MPF.

     Our opinion to be delivered at closing will be based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the time the opinion is rendered. Our opinion set forth in this letter is based on such authorities now in existence. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinions would not be different. We undertake no responsibility to update or supplement our opinions.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Joint Proxy Statement/Prospectus is a part and to the reference to our firm under the heading "The Merger -- Certain Federal Income Tax Consequences" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/  Sherman & Howard L.L.C.

                                       SHERMAN & HOWARD L.L.C.